================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[X]  Preliminary Proxy Statement
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                      MCDONALD & COMPANY INVESTMENTS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:________

     (2) Aggregate number of securities to which transaction applies:___________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):_________________________________

     (4) Proposed maximum aggregate value of transaction:_______________________

     (5) Total fee paid:________________________________________________________
[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:________________________________________________

     (2) Form, Schedule or Registration Statement no.:__________________________

     (3) Filing Party:__________________________________________________________

     (4) Date Filed:____________________________________________________________

================================================================================

                                                   MCDONALD & COMPANY
                                                   INVESTMENTS, INC.

                                               McDonald Investment Center

                                                  800 SUPERIOR AVENUE

                                           CLEVELAND, OH 44114 - 216/443-2300

                                                                   June 26, 1997

To the Stockholders of McDonald & Company Investments, Inc.:

     This year's Annual Meeting of Stockholders will be held at 9:30 A.M. (EDT), on Wednesday, July 30, 1997, at the McDonald Investment Center Auditorium, 20th Floor, McDonald Investment Center, 800 Superior Avenue, Cleveland, Ohio.

     We will be reporting on your Company's activities and you will have an opportunity to ask questions about our operations.

     We hope that you are planning to attend the Annual Meeting personally, and we look forward to seeing you. Whether or not you expect to attend in person, the return of the enclosed Proxy as soon as possible would be greatly appreciated and will ensure that your shares will be represented at the Annual Meeting. If you do attend the Annual Meeting, you may, of course, withdraw your Proxy should you wish to vote in person.

     On behalf of the Board of Directors and management of McDonald & Company Investments, Inc., we would like to thank you for your continued support and confidence.

Sincerely yours,

/s/ Thomas M. O'Donnell

THOMAS M. O'DONNELL
Chairman


/s/ William B. Summers, Jr.

WILLIAM B. SUMMERS, JR.
President and Chief Executive Officer

                               MCDONALD & COMPANY
                               INVESTMENTS, INC.
                           McDonald Investment Center
                              800 SUPERIOR AVENUE
                              CLEVELAND, OH 44114

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD JULY 30, 1997

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of McDonald & Company Investments, Inc. (the "Company") will be held at the McDonald Investment Center Auditorium, 20th Floor, McDonald Investment Center, 800 Superior Avenue, Cleveland, Ohio, on Wednesday, July 30, 1997 at 9:30 A.M.
(EDT), for the following purposes:

          1. To nominate and elect three individuals as Directors of the Company for a three-year term ending at the Annual Meeting of Stockholders in 2000;

          2. To consider and act upon a proposal to approve and adopt an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 15,000,000 to 50,000,000;

          3. To consider and act upon a proposal to approve and adopt an amendment to the Company's 1995 Stock Bonus Plan; and

          4. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

     Holders of Common Stock of record as of the close of business on May 30, 1997 are entitled to receive notice of and vote at the Annual Meeting.

     It is important that your shares be represented at the Annual Meeting. For that reason we ask that you promptly sign, date and mail the enclosed Proxy card in the return envelope provided. Stockholders who attend the Annual Meeting may revoke their Proxies and vote in person.

                                            By order of the Board of Directors

                                            THOMAS F. MCKEE
                                            Secretary
Cleveland, Ohio
June 26, 1997

                               MCDONALD & COMPANY
                               INVESTMENTS, INC.

                                PROXY STATEMENT

                        MAILED ON OR ABOUT JUNE 26, 1997

           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 30, 1997

                               ------------------

                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of McDonald & Company Investments, Inc. (the "Company") to be used at the Annual Meeting of Stockholders of the Company to be held on July 30, 1997, and any adjournments thereof. The time, place and purposes of the Annual Meeting are stated in the Notice of Annual Meeting of Stockholders which accompanies this Proxy Statement.

     The accompanying Proxy is solicited by the Board of Directors of the Company and will be voted in accordance with the instructions contained thereon, if it is returned duly executed and is not revoked. If no choice is specified on the Proxy, it will be voted FOR the election of all of the individuals nominated by the Board of Directors, FOR the proposal to approve and adopt an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 15,000,000 to 50,000,000, and FOR the proposal to approve and adopt an amendment to the Company's 1995 Stock Bonus Plan. A stockholder may revoke a Proxy at any time before it is exercised by delivery of written notice to the Secretary of the Company or by a duly executed Proxy bearing a later date.

     The record date for determination of stockholders entitled to vote at the Annual Meeting was the close of business on May 30, 1997. On that date, there were outstanding and entitled to vote 9,018,938 shares of Common Stock of the Company. Each share of Common Stock is entitled to one vote. The Company's Certificate of Incorporation does not provide for cumulative voting rights.

     The costs of soliciting Proxies will be borne by the Company. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their name and the Company will reimburse them for their out-of-pocket expenses in connection therewith. In addition to solicitation by mail, the Company's Directors, officers and employees, without additional compensation, may solicit proxies by telephone, mail and personal interview.

     At the Annual Meeting, in accordance with the Delaware General Corporation Law and the Company's Certificate of Incorporation, the inspectors of election appointed by the Board of Directors for the Annual Meeting will determine the presence of a quorum and will tabulate the results of stockholder voting. Pursuant to the Company's By-Laws, at the Annual Meeting the holders of a majority of the outstanding shares of the Company's Common Stock entitled to vote at the meeting, present in person or by proxy, will constitute a quorum. The shares represented at the Annual Meeting by proxies which are marked, with respect to the election of Directors, as "withheld" or, with respect to any other proposals, "abstain," will be counted as shares present for purposes of determining whether a quorum is present.

     Under the rules of the New York Stock Exchange, brokers who hold shares in street name for beneficial owners have the authority to vote on certain items when they have not received instructions from such beneficial owners. Under applicable Delaware law, if a broker returns a proxy and has not voted on a certain proposal, such broker non-votes will count for purposes of determining a quorum.

     Pursuant to the Company's By-Laws, at the Annual Meeting, a plurality of the votes cast is sufficient to elect a nominee as a Director. In the election of Directors, votes may be cast in favor or withheld; votes that are withheld or broker non-votes will have no effect on the outcome of the election of Directors.

     Pursuant to the Company's By-Laws, all other questions and matters brought before the meeting will be decided by the vote of the holders of a majority of the outstanding shares entitled to vote thereon present in person or by proxy at the meeting, unless otherwise provided by law or by the Certificate of Incorporation. In voting for such other matters, votes may be cast in favor, against or abstained. Abstentions will count as present for purposes of the proposal on which the abstention is noted and will have the effect of a vote against the proposal. Broker non-votes, however, are not counted as present and entitled to vote for purposes of determining whether a proposal has been approved and will have no effect on the outcome of such proposal.

THE COMPANY

     McDonald & Company Investments, Inc. is a holding company which was incorporated under the laws of the State of Delaware on May 20, 1983, and through its principal subsidiary, McDonald & Company Securities, Inc. ("McDonald Securities"), operates a regional investment banking, investment advisory, and brokerage business. As used in this Proxy Statement, the "Company" refers, unless the context requires otherwise, to McDonald & Company Investments, Inc. and its subsidiaries. The Company succeeded to the business of McDonald & Company, a partnership (the "Partnership") on July 20, 1983.

              STOCK OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

     The following table sets forth, as of May 30, 1997, the beneficial ownership of Common Stock of (i) each person who is known to the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each Director of the Company, (iii) each of the executive officers named in the Summary Compensation Table included elsewhere herein, and (iv) all Directors and executive officers as a group as of May 30, 1997, and the percentage of the outstanding shares represented thereby:

   NAME OF BENEFICIAL OWNER, DIRECTOR, EXECUTIVE         AMOUNT AND NATURE OF           PERCENT
       OFFICER OR NUMBER OF PERSONS IN GROUP             BENEFICIAL OWNERSHIP          OF CLASS
----------------------------------------------------    -----------------------        ---------
Peter R. Kellogg(1)
  120 Broadway
  New York, New York 10271..........................             600,000                  6.65%
Daniel F. Austin(2).................................              56,997(5)(6)               *
Rena J. Blumberg(3).................................               8,000(5)                  *
Jeanette Grasselli Brown(3).........................               2,500(5)                  *
Robert T. Clutterbuck(4)............................             135,864(5)(6)(7)         1.50
David W. Ellis III(2)...............................              76,138(6)(8)               *
Edward Fruchtenbaum(3)..............................               3,000(5)                  *
James A. Karman(3)..................................               8,000(5)                  *
David W. Knall(2)...................................             117,991                  1.31
David N. McCammon(3)................................               1,000(5)                  *
Frederick R. Nance(3)...............................               6,890(5)                  *
Thomas M. O'Donnell(4)..............................             134,636(6)(9)            1.49
William B. Summers, Jr.(4)..........................             181,181(5)(6)            2.00
Donald E. Weston(4).................................             281,001(6)(10)           3.12
All Directors and executive officers
  as a group (25 persons)...........................           1,425,410(5)(6)           15.65

---------------

* Less than one percent.

 (1) Based solely upon information contained in a Schedule 13D filed with the Securities and Exchange Commission.

 (2) Executive officer of the Company.

 (3) Director of the Company.

 (4) Director and executive officer of the Company.

 (5) Includes the following number of shares of Common Stock which such individual or group had the right to acquire within 60 days of the date of the mailing of this Proxy Statement through (i) the exercise of stock options: 11,280 shares (Mr. Austin); 6,800 shares (Ms. Blumberg); 2,000 shares (Ms. Brown); 7,200 shares (Mr. Clutterbuck); 2,000 shares (Mr. Fruchtenbaum); 6,800 shares (Mr. Karman); 1,000 shares (Mr. McCammon); 5,840 shares (Mr. Nance); 24,000 shares (Mr. Summers); and 77,768 shares (all Directors and executive officers as a group) and (ii) awards of shares of Common Stock to be distributed on June 13, 1997 pursuant to the Company's 1995 Stock Bonus Plan: 146 shares (Mr. Clutterbuck); and 11,227 shares (all Directors and executive officers as a group). These individuals directly own the balance of their shares. For purposes of calculating the percentage of outstanding shares beneficially owned by such individual or group, the shares which such individual or group had the right to acquire during that period by exercise of stock options and shares of Common Stock to be issued on June 13, 1997 pursuant to the Company's 1995 Stock Bonus Plan are deemed to be outstanding.

 (6) Includes shares of Common Stock owned under the Company's 1995 Stock Bonus Plan and the Company's 1993 Stock Bonus Plan.

 (7) Includes 20,122 shares of Common Stock owned by Mr. Clutterbuck's spouse and 84 shares of Common Stock owned by Mr. Clutterbuck as custodian for his minor children.

 (8) Includes 6,306 shares of Common Stock beneficially owned by Mr. Ellis through a trust.

 (9) Includes 1,000 shares of Common Stock owned by the T.M. and M.A. O'Donnell Foundation of which Mr. O'Donnell serves as the Trustee.

(10) Includes 2,000 shares held by the Weston Family Foundation and 277,831 shares owned by the Donald E. Weston Revocable Trust.


                             ELECTION OF DIRECTORS

     The members of the Company's Board of Directors are divided into three classes, with the term of office of one class expiring each year. On February 5, 1997, in accordance with the Company's By-laws and Certificate of Incorporation, the Company's Board of Directors set the number of Directors at 10 and elected David N. McCammon to fill the vacancy thereby created in the class of Directors whose term of office will expire at the 1999 Annual Meeting. At the Annual Meeting, three Directors will be elected to serve a three-year term until the Annual Meeting in 2000 and until their successors have been elected and qualified. At its May 7, 1997 meeting, the Board of Directors nominated Thomas
M. O'Donnell, Donald E. Weston and Edward Fruchtenbaum to stand for election as Directors at the Annual Meeting. All of the nominees are presently Directors of the Company.

     Unless otherwise directed, the persons named in the accompanying Proxy will vote for the election of the three nominees set forth in the table below as Directors of the Company for a three-year term. In the event of the death of or inability to act of any of the nominees, the Proxies will be voted for the election as a Director of such other person as the Board of Directors may recommend. The Board of Directors has no reason, however, to anticipate that this will occur. In no event will the accompanying Proxy be voted for more than three nominees or for persons other than those named below and any such substitute nominee for any of them.

     The following table lists the nominees for election at the Annual Meeting and those Directors who will continue in office subsequent to the Annual Meeting, and certain other information with respect to each individual, including the year certain individuals were partners in the Partnership, the predecessor to the Company's business.

                             NOMINEES FOR ELECTION

                                                         PRINCIPAL OCCUPATION
               NAME                 AGE                  AND DIRECTORSHIPS(1)
----------------------------------- ---   ---------------------------------------------------
Thomas M. O'Donnell (2)(7)(8)       61    Director of the Company since June 7, 1983; Chair-
                                            man of the Board of the Company since April 1,
                                            1989; Chairman of McDonald Securities from April
                                            1, 1989 to June 1, 1995; Chief Executive Officer
                                            of the Company and McDonald Securities from April
                                            1, 1989 to January 1, 1994; President of the
                                            Company and McDonald Securities from July 23,
                                            1984 to April 1, 1989; Secretary of the Company
                                            from June 7, 1983 to July 23, 1984; Managing
                                            Director (Corporate Finance and Special Products)
                                            and Secretary of McDonald Securities from June 7,
                                            1983 to July 23, 1984; Partner from 1968 to 1990
                                            and Managing Partner from 1989 to 1990.
Donald E. Weston (2)                62    Director of the Company since October 4, 1991;
                                            Chairman and Chief Executive Officer of the
                                            Gradison Division of McDonald Securities since
                                            October 4, 1991; Chairman of the Board and Chief
                                            Executive Officer of Gradison & Company
                                            Incorporated from January, 1982 to October 4,
                                            1991; Trustee and Chairman of the Board of the
                                            Gradison-McDonald U.S. Government Trust from
                                            January, 1982 to September 27, 1993, of the
                                            Gradison Growth Trust since August, 1983, of the
                                            Gradison-McDonald Government Income Fund since
                                            September, 1987 and of the Gradison-McDonald
                                            Municipal Custodian Trust since September, 1992.

                                                         PRINCIPAL OCCUPATION
               NAME                 AGE                  AND DIRECTORSHIPS(1)
----------------------------------- ---   ---------------------------------------------------
Edward Fruchtenbaum (2)(5)          49    Director of the Company since November 25, 1995;
                                            President and Chief Operating Officer of American
                                            Greetings Corporation since March 1, 1992; Presi-
                                            dent, U.S. Greeting Card Division of American
                                            Greetings Corporation from January 1, 1990 to
                                            February 29, 1992.

DIRECTORS CONTINUING IN OFFICE

William B. Summers, Jr. (3)(8)      47    Director of the Company since June 7, 1983; Chief
                                            Executive Officer of the Company and McDonald
                                            Securities since January 1, 1994; President of
                                            the Company since April 1, 1989; President of
                                            McDonald Securities from April 1, 1989 to June 1,
                                            1995; Executive Vice President of the Company and
                                            McDonald Securities from November 1, 1988 to
                                            April 1, 1989; Managing Director (Fixed Income
                                            Institutional Sales) of McDonald Securities from
                                            June 7, 1983 to November 1, 1988; Partner from
                                            1975 to 1990.
Frederick R. Nance (3)(5)(6)        43    Director of the Company since July 28, 1992;
                                            Partner since 1987 and member of the Management
                                            Committee of Squire, Sanders & Dempsey L.L.P.,
                                            Attorneys-at-Law, Cleveland, Ohio. Mr. Nance also
                                            serves on the board of various civic and
                                            charitable organizations, including St. Ignatius
                                            High School, Ohio State Legal Services
                                            Association, Parmadale and the Cleveland State
                                            University Foundation.
Jeanette Grasselli Brown (3)(5)(7)  68    Director of the Company since January 31, 1996;
                                            Retired Director of Corporate Research, Environ-
                                            mental and Analytical Sciences, BP America, Inc.
                                            since January 1989; Distinguished Visiting
                                            Professor and Director, Research Enhancement,
                                            Ohio State University from 1989 to 1995; past
                                            Chair of the Board of Trustees of Ohio
                                            University; Member, Ohio Board of Regents, Board
                                            of Trustees of the Great Lakes Science Center,
                                            Holden Arboretum and the Musical Arts
                                            Association, White House Joint High Level
                                            Advisory Panel on US/Japan Science and Technology
                                            Agreements; Chair of the Board of Trustees of the
                                            Cleveland Scholarship Programs, Inc.
James A. Karman (4)(5)(6)(7)        60    Director of the Company since May 1, 1990;
                                            President and Chief Operating Officer for more
                                            than five years of RPM, Inc., Medina, Ohio, a
                                            diversified manufacturer of products for the
                                            waterproofing, corrosion control and general
                                            maintenance markets, and products for the
                                            do-it-yourself homeowner and hobby markets.

                                                         PRINCIPAL OCCUPATION
               NAME                 AGE                  AND DIRECTORSHIPS(1)
----------------------------------- ---   ---------------------------------------------------
Rena J. Blumberg (4)(5)(6)          62    Director of the Company since July 31, 1990; Chief
                                            Executive Officer of Rainmaker, Inc. since
                                            January 1, 1992, a corporate advisory organiza-
                                            tion; Community Relations Director for more than
                                            five years for WRMR-AM/WDOK-FM radio stations,
                                            Cleveland, Ohio; Community Consultant since 1988
                                            for Sun Newspapers, Inc., Cleveland, Ohio, a pub-
                                            lisher of suburban newspapers. Ms. Blumberg also
                                            serves as a Trustee of Brandeis University, and
                                            as a director of various other civic and
                                            charitable organizations.
Robert T. Clutterbuck (4)           46    Director of the Company since August 7, 1996; Trea-
                                            surer of the Company since January 1, 1994;
                                            President and Chief Operating Officer of McDonald
                                            Securities since June 1, 1995; Chief Financial
                                            Officer of McDonald Securities from January 1,
                                            1994 to June 14, 1996; Executive Managing
                                            Director of McDonald Securities from January 1,
                                            1994 to June 1, 1995; Senior Managing Director
                                            (Municipal Bond Trading and Underwriting) from
                                            June 1, 1992 to December 31, 1993; Managing
                                            Director from May 1, 1987 to May 31, 1992; Senior
                                            Vice President from May 1, 1984 to April 30,
                                            1987; First Vice President from June 7, 1983 to
                                            April 30, 1984; Partner from 1978 to 1990.
David N. McCammon (4)(5)            63    Director of the Company since February 5, 1997;
                                            From October 13, 1987 until his retirement on
                                            January 1, 1997, he served as Vice President --
                                            Finance of Ford Motor Company; Mr. McCammon also
                                            serves as Vice Chairman of the Board of Trustees
                                            for the Henry Ford Health Care System.

---------------

(1) The following Directors of the Company also serve as directors for the publicly-held corporations listed opposite their names below:

               Jeanette Grasselli Brown           AGA Gas, Inc.
                                                  BDM International, Inc.
                                                  USX Corp.
                                                  B. F. Goodrich Company
               Edward Fruchtenbaum                American Greetings Corporation
               James A. Karman                    RPM, Inc.
                                                  Metropolitan Financial Corp.
                                                  A. Schulman, Inc.
                                                  Shiloh Industries, Inc.
               David N. McCammon                  Stone & Webster, Incorporated
               Thomas M. O'Donnell                Seaway Food Town, Inc.

(2) Term as Director expires in 1997. Nominee for election to three-year term to expire in 2000.

(3) Term as Director expires in 1998.

(4) Term as Director expires in 1999.

(5) Member of the Audit Review Committee.

(6) Member of the Compensation Committee.

(7) Member of the Nominating Committee.

(8) Member of the Management Committee.


     The Company pays its Directors who are not officers of the Company an annual retainer of $16,000 plus $1,500 for each Board of Directors meeting attended. Each Director who is not an officer of the Company receives $1,000 for each Committee meeting attended. The Chairperson of each Committee receives $1,500 for each committee meeting attended. The Board of Directors generally meets quarterly.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has a Management Committee, an Audit Review Committee, a Compensation Committee and a Nominating Committee, the members of each of which are indicated in the foregoing table.

     The Management Committee exercises the power and authority of the Board of Directors in the interim period between Board meetings. The Management Committee did not meet during the last fiscal year. The Audit Review Committee reviews the activities of the Company's internal auditors and independent public accountants, as well as various Company policies and practices. The Audit Review Committee met three times during the last fiscal year. The Compensation Committee is responsible for the determination of compensation payable to the executive officers of the Company and McDonald Securities. The Compensation Committee is also responsible for the administration of the Company's 1995 Stock Bonus Plan, the 1995 Key Employees Stock Option Plan and the 1995 Stock Option Plan for Non-Officer Directors and has the authority, under these Plans, to determine to whom shares are granted, the number of shares granted and the time the shares are granted, all subject to the provisions of the Plans. The Compensation Committee met twice during the last fiscal year. The Nominating Committee reviews potential candidates for election as Directors of the Company and makes recommendations to the Board of Directors as to nominees for election. Although the Nominating Committee did not formally meet during the last fiscal year, a number of informal discussions were held among the members of this Committee concerning potential Director nominees. Stockholders of the Company desiring to submit names of potential candidates for consideration by the Nominating Committee for election as Directors of the Company may do so by writing to the Chairman of the Nominating Committee, at the address of the Company's principal executive offices, McDonald Investment Center, 800 Superior Avenue, Cleveland, Ohio 44114.

     The Company's Board of Directors met four times during the last fiscal year. No Director, with the exception of Mr. Fruchtenbaum, attended fewer than 75% of the aggregate number of meetings of the Board of Directors and the committees on which he or she served during the period for which he or she was a member of the Board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Frederick R. Nance, a member of the Compensation Committee of the Board of Directors, is a partner in the law firm of Squire, Sanders & Dempsey L.L.P., which rendered legal services to the Company during fiscal 1997.

CERTAIN TRANSACTIONS

     In the ordinary course of its business McDonald Securities has extended credit to employees, including Directors and officers, under Regulation T, which regulates credit in cash and margin accounts. Such extensions of credit are performing and are made on the same terms as for customers.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for each of the fiscal years ended March 28, 1997, March 29, 1996 and March 31, 1995 of those persons who were (i) the chief executive officer during the fiscal year ended March 28, 1997 and (ii) the other four most highly compensated executive officers of the Company for the fiscal year ended March 28, 1997 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM
                                                                                            COMPENSATION
                                              ANNUAL COMPENSATION                      -----------------------
                            -------------------------------------------------------    RESTRICTED   NUMBER OF
                                                                       OTHER ANNUAL      STOCK      SECURITIES       ALL OTHER
   NAME AND PRINCIPAL                                                    COMPEN-        AWARDS      UNDERLYING        COMPEN-
        POSITION            YEAR     SALARY       BONUS                 SATION(1)       (2)(3)       OPTIONS         SATION(4)
-------------------------   ----    --------    ----------             ------------    ---------    ----------    ---------------
William B. Summers, Jr.,    1997    $200,000    $1,128,750(5)             $4,500       $ 19,122           --          $ 3,328
President and Chief         1996     200,000       820,000                 4,500        211,786           --            2,504
Executive Officer           1995     200,000       757,371(2)(6)           3,000             --           --            1,738
of the Company,
Chief Executive Officer
of McDonald Securities
David W. Knall,             1997           0     2,016,541(7)                  0             --           --                0
Senior Managing Director,   1996           0     1,953,338(7)                  0             --           --                0
Investment Consultant and   1995           0     1,764,659(7)              3,000             --           --                0
Co-Resident Manager
(Indianapolis, IN) of
McDonald Securities
David W. Ellis III,
 C.P.A.,                    1997           0     1,334,761(2)(6)(7)        4,500             --           --            2,404
Managing Director/          1996       5,000     1,230,786(2)(6)(7)        4,500             --           --            2,404
Portfolio Manager,          1995      16,250     1,048,457(2)(6)(7)        3,000             --           --            2,404
Gradison-McDonald Asset
Management
Division of McDonald
Securities
Robert T. Clutterbuck,      1997     170,833       983,242(5)              4,500         24,630           --            6,179
Treasurer of the            1996     150,000       740,000                 4,500        188,258           --            5,131
Company, President and      1995     143,333       757,371(2)(6)           3,000             --           --            4,096
Chief Operating Officer
of McDonald Securities
Daniel F. Austin,           1997     132,500     1,170,210(5)              4,500         23,551           --            7,198
Vice Chairman of            1996     120,000       620,000                 4,500        152,969           --            6,652
McDonald Securities         1995     118,333       509,938(2)(6)           3,000             --           --            7,182

---------------

     No Named Executive Officer received personal benefits or perquisites during fiscal 1997 in excess of the lesser of $50,000 or 10% of his aggregate salary and bonus.

(1) Represents amounts contributed to the McDonald & Company Securities, Inc. Retirement Savings Trust and Plan.

(2) Includes the value of awards of shares of Common Stock under the Company's stock bonus plans. The Company's 1995 Stock Bonus Plan and 1993 Stock Bonus Plan provide for issuance of shares of the Company's Common Stock in lieu of a portion of the cash bonus that participants in the Plan would otherwise be entitled to receive. For fiscal years 1997 and 1996 under the 1995 Stock Bonus Plan, participants may elect to receive shares of Common Stock which are subject to forfeiture for a period of three years from the June 1st following the end of the plan year with respect to which such shares are awarded. If such an election is not made, the shares of Common Stock issued to the participant may not be sold or transferred for a period of two years from the June 1st following the end of the plan year with respect to which such shares are awarded. Shares issued under the 1995 Stock Bonus Plan which are subject to forfeiture for three years are issued at an Adjusted Purchase Price equal to 85% of the market value of the Common Stock, as determined under the provisions of the Plan. Shares issued under the Plan which are subject to restriction from sale or transfer for two years are issued at an Adjusted Purchase Price equal to 95% of the market value of the Common Stock, as determined under the provisions of the Plan. For fiscal year 1995 under the 1993 Stock Bonus Plan, shares are restricted from transfer

                                        8

    for a period of two years from the date of grant. Dividends were paid on the shares issued pursuant to the 1995 Stock Bonus Plan and the 1993 Stock Bonus Plan.

(3) For fiscal 1997, Messrs. Summers, Clutterbuck and Austin elected to receive shares of Common Stock under the 1995 Stock Bonus Plan which were subject to forfeiture for three years. Shares were valued based on the market value of the Company's Common Stock, as determined under the provisions of the Plan. The number of shares of Common Stock granted to each of these individuals during fiscal 1997 was as follows: 639 shares (Mr. Summers), 785 shares (Mr. Clutterbuck) and 787 shares (Mr. Austin). As of the end of fiscal 1997, the number and value of the aggregate restricted stock holdings which are still subject to forfeiture under the provisions of the 1995 Stock Bonus Plan for each of these individuals was as follows: 11,614 shares valued at $435,525 (Mr. Summers), 10,409 shares valued at $390,338 (Mr. Clutterbuck) and 8,740 shares valued at $327,750 (Mr. Austin). Dividends are paid on the restricted shares held by these individuals. For fiscal 1996, Messrs. Summers, Clutterbuck and Austin elected to receive shares of Common Stock under the 1995 Stock Bonus Plan which were subject to forfeiture for three years. Shares were valued based on the market value of the Company's Common Stock, as determined under the provisions of the Plan. The number of shares of Common Stock granted to each of these individuals during fiscal 1996 was as follows: 10,975 shares (Mr. Summers), 9,770 shares (Mr. Clutterbuck) and 7,953 shares (Mr. Austin).

(4) Includes the compensation value of Split Dollar Life Insurance premiums and Executive Supplemental Life Insurance premiums for each of the Named Executive Officers.

(5) For fiscal 1997, the bonus amounts reported for Messrs. Summers, Clutterbuck and Austin include amounts which were deferred to subsequent periods pursuant to the Company's Deferred Compensation Plan in order to comply with
    Section 162(m) of the Internal Revenue Code. Portions of such bonus amounts would have been stock grants under the 1995 Stock Bonus Plan; however, subject to the approval of the stockholders of the proposed amendment to the 1995 Stock Bonus Plan, the amounts of such stock grants have been reduced so that such individual's compensation does not exceed the $1 million deduction limitation set forth under Section 162(m). Such individual's account under the Company's Deferred Compensation Plan was credited with an amount equal to the value of the shares under the 1995 Stock Bonus Plan by which his award was reduced. The amount of bonus deferred to a subsequent period for each of these individuals was as follows: $329,255, including a stock portion of $192,750 representing 6,011 shares of Common Stock (Mr. Summers); $160,089, including a stock portion of $159,242 representing 4,992 shares of Common Stock (Mr. Clutterbuck); and $382,370, including a stock portion of $198,000 representing 6,175 shares of Common Stock (Mr. Austin).

(6) For fiscal 1997, the bonus amount reported for Mr. Ellis includes (i) commissions, (ii) cash bonus awards and (iii) $74,161, the value of 1,975 shares granted under the Company's 1995 Stock Bonus Plan. For fiscal 1996, the bonus amount reported for Mr. Ellis includes (i) commissions, (ii) cash bonus awards and (iii) $66,290, the value of 3,417 shares granted under the Company's 1995 Stock Bonus Plan. Under the terms of the 1995 Stock Bonus Plan, Mr. Ellis elected to receive shares which were subject to restriction from sale or transfer for a period of two years from the June 1 following the date of grant. For fiscal 1995, the bonus amount reported for Messrs. Summers, Ellis, Clutterbuck and Austin includes (i) cash bonus awards and
    (ii) the value of shares granted under the Company's 1993 Stock Bonus Plan. Under the 1993 Stock Bonus Plan, shares were issued subject to a two year restriction from sale or transfer. Shares were valued based on the market value of the Company's Common Stock, as determined under the provisions of the Plan. The number of shares and the value of the shares of Common Stock granted to each of these individuals during fiscal 1995, respectively, was as follows: 9,182 shares valued at $147,371 (Mr. Summers); 6,508 shares valued at $87,370 (Mr. Ellis); 9,182 shares valued at $147,371 (Mr. Clutterbuck); and 6,002 shares valued at $95,812 (Mr. Austin).

                                        9

(7) Bonuses for Messrs. Knall and Ellis include (i) sales commissions, representing a percentage of gross commissions on sales and (ii) incentive bonuses, based on a formula relating to gross commissions on sales. Sales commissions for Messrs. Knall and Ellis, respectively, for the 1997 fiscal year equalled $1,783,156 and $1,180,159; for the 1996 fiscal year equalled $1,739,501 and $1,091,535; and for the 1995 fiscal year equalled $1,556,917 and $918,421. Incentive bonuses for Messrs. Knall, and Ellis, respectively, for the 1997 fiscal year were $233,385 and $154,602; for the 1996 fiscal year were $213,837 and $139,251; and for the 1995 fiscal year were $207,742 and $130,036.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     Shown below is information with respect to the exercise of options to purchase the Company's Common Stock by the Named Executive Officers and unexercised options to purchase the Company's Common Stock for the Named Executive Officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR,
                        AND MARCH 28, 1997 OPTION VALUE

                                                      NUMBER OF SECURITIES
                                                     UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                           NUMBER OF                       OPTIONS AT               IN-THE-MONEY OPTIONS
                            SHARES                       FISCAL YEAR-END            AT FISCAL YEAR-END(1)
                          ACQUIRED ON    VALUE     ---------------------------   ---------------------------
          NAME             EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------  -----------   --------   -----------   -------------   -----------   -------------
William B. Summers, Jr.         --      $     0       24,000         6,000        $ 595,008      $ 148,752
David W. Knall                  --            0            0             0                0              0
David W. Ellis III              --            0            0             0                0              0
Robert T. Clutterbuck           --            0        7,200         4,800          179,251        119,500
Daniel F. Austin             4,800       55,603       11,280         6,720          288,576        167,301

---------------

(1) Based on the difference between the exercise price of the options and the closing price of the Common Stock on the New York Stock Exchange on March 27, 1997 (the last trading day of the Company's fiscal year ended March 28, 1997).

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

GENERAL

     The Compensation Committee of the Board of Directors reviews the Company's existing and proposed executive compensation plans and makes recommendations to the Board of Directors regarding such plans and the awards to be made thereunder. All members of the Committee are non-employee Directors.

COMPENSATION PHILOSOPHY

     The Company seeks to provide executives with compensation that rewards individual performance during the year and provides incentives to executives to improve the long-term performance of the Company. The Company has traditionally paid relatively modest base salaries to its salaried officers and has supplemented these salaries with performance-based bonuses. A portion of these bonuses are paid in shares of Common Stock.

     In 1993, Congress adopted Section 162(m) of the Internal Revenue Code.
Section 162(m) limits the ability of public companies to deduct compensation in excess of $1,000,000 paid to certain executive officers, unless such compensation is "performance based" within the meaning of Section 162(m). The Committee intends to seek to preserve the tax deductibility of compensation to executive officers to the extent possible without impairing the operation and effectiveness of the Company's compensation policies, plans and programs. To this end, the Board of Directors has adopted, subject to stockholder approval, an amendment to the Company's 1995 Stock Bonus Plan. Likewise, the Committee has in recent years determined that it may, at its discretion, require that all compensation subject to 162(m) in excess of $1,000,000 which may be paid to an executive subject to Section 162(m) be deferred to subsequent periods pursuant to a deferred compensation program. However, in determining compensation for the Company's executive officers, the primary consideration is achievement of the Company's strategic goals, taking into consideration competitive practices, market conditions and other factors. To the extent that fulfilling these goals is consistent with obtaining tax deductions, the Company is committed to making compensation awards that will qualify for tax deductions.

FISCAL 1997 COMPENSATION DECISIONS

     Salaries. Investment brokers generally receive minimal or no base salaries, and are compensated primarily or exclusively on a commission basis. In making decisions on base salaries for persons other than investment brokers, the Committee evaluated the performance of each individual considered during the prior year, the Company's results of operations and the responsibilities of the executive officers. In keeping with its desire to base much of the compensation of the Company's executives on performance during the year, the Committee generally determined to only make changes in the base salaries of certain executives due to their new positions and increased responsibilities, and to maintain salaries for most other executive officers at the same level as the prior year.

     Bonuses. The bonuses paid to the Company's executive officers for fiscal 1997 were awarded under its incentive bonus program. Participants in this program have an opportunity to earn significant cash bonuses based on the Company's financial performance, as compared to certain other regional investment firms, and the participant's performance during the fiscal year.

     The amount allocated to the incentive bonus plan for fiscal 1997 was based on the Committee's assessment of the Company's financial performance as compared to prior years and to the performance of five other regional investment banking firms. Certain companies used for comparative purposes are included in the Lipper Regional Brokerage Firm Index, and were chosen because their mix of business was deemed comparable to that of the Company. In measuring the Company's comparative performance the Committee considered various financial ratios, including pre-tax return on revenues and average equity, net revenues per employee, pre-tax earnings per employee, compensation as a percent of net revenues, pre-tax earnings gain, common stock performance, increase in equity capital and profit margin improvement. The incentive bonuses paid to individual executives were based primarily upon the Committee's assessment of their individual performance. An executive's individual performance is measured primarily by reference to the volume of business generated by or under the direction of the executive during the fiscal year. In determining the overall levels of compensation payable to each of the Company's executive officers, the Committee also considered the results of an independent survey of compensation paid by other securities firms to persons serving in similar capacities. The firms included in the independent survey included a broader range of securities firms than those included in the Lipper Regional Brokerage Firm Index.

     Stock Options and Bonuses. The Company has established a stock bonus plan, which provides for participants to receive a portion of their annual incentive bonus, which would otherwise be paid in cash, in shares of the Company's Common Stock. In general, the portion of an incentive bonus that is payable in Common Stock increases with the size of a participant's incentive bonus in accordance with a formula set forth in the Stock Bonus Plan. The amount of awards to each executive officer of the Company who participated in the Stock Bonus Plan were determined by reference to this formula. Participation in the Stock Bonus Plan was not optional for the participants, except for certain age and stock ownership limitations. The Committee did not grant any stock options during the 1997 fiscal year.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     William B. Summers, Jr. has been Chief Executive Officer of the Company since January 1, 1994.

     Consistent with the Committee's desire to base much of the compensation of the Company's executives on performance during the year, the Committee determined not to make any adjustments to Mr. Summers' base salary for fiscal 1997. Mr. Summers' salary was last adjusted in January 1994, when he assumed the responsibilities of Chief Executive Officer.

     Mr. Summers participates in the incentive bonus program and, as with other participants, the Committee's decisions concerning his bonus are based primarily upon its assessment of his individual performance. In determining the amount of Mr. Summers' bonus, the Committee considered the fact that as Chief Executive Officer, Mr. Summers has responsibility for managing the Company's operations and has direct responsibility for its financial performance. Therefore, the Committee primarily measures his performance by reference to the Company's overall financial performance and its assessment of his contributions to achieving strategic objectives during the year. In assessing Mr. Summers' contribution to the Company's financial performance, the Committee took into account the fact that the Company achieved its highest level of revenues, net income and earnings per share during fiscal 1997. In assessing Mr. Summers' contribution to achieving the Company's strategic objectives, the Committee considered the fact that during the year, the Company further expanded the range of services that it was able to provide to customers, increased the number of its sales personnel, continued its cost containment efforts and made certain enhancements to its operations.

     After considering the foregoing factors, the Committee determined to pay Mr. Summers total compensation, including salary and bonus, $1,345,000 for fiscal 1997.

                                            THE COMPENSATION COMMITTEE
                                             James A. Karman, Chairman
                                             Rena J. Blumberg
                                             Frederick R. Nance

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers and Directors, and persons who own more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, Directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file.

     Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the fiscal year ended March 28, 1997 all Section 16(a) filing requirements applicable to its executive officers, Directors and greater than ten-percent beneficial owners were complied with.

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the S&P Composite-500 Stock Index and the Lipper Regional Brokerage Firm Index for the period from March 31, 1992 to March 31, 1997. The companies comprising the Lipper Regional Brokerage Firm Index are: The Advest Group, Inc.; Alex. Brown Incorporated; First Albany Companies Inc.; Interra Financial Incorporated; Interstate/Johnson Lane, Inc.; Kinnard Investments, Inc.; Legg Mason, Inc.; Morgan Keegan & Company, Inc.; Piper Jaffray Companies Inc.; Raymond James Financial, Inc.; Scott & Stringfellow Financial, Inc.; Southwest Securities Group, Inc.; Stifel Financial Corp.; and the Company. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at March 31, 1992 and that all dividends, if any, were reinvested.

                   COMPARISON OF THE COMPANY'S COMMON STOCK,
           S&P 500 INDEX AND THE LIPPER REGIONAL BROKERAGE FIRM INDEX

                                                                    LIPPER
      MEASUREMENT PERIOD          MCDONALD &                     REGIONAL FIRM
    (FISCAL YEAR COVERED)        COMPANY (MDD)   S&P 500 (S&P)    INDEX (LRI)
        3/31/92                     100             100             100
        3/31/93                     149             115             111
        3/31/94                     162             117             122
        3/31/95                     159             135             133
        3/31/96                     219             178             183
        3/31/97                     418             213             262

 PROPOSAL TO APPROVE AND ADOPT AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION
          TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

GENERAL

     The Company's Certificate of Incorporation (the "Certificate") presently provides for authorized capital stock of 200,000 shares of Preferred Stock and 15,000,000 shares of Common Stock. On May 7, 1997, the Board of Directors unanimously approved, subject to stockholder approval, an amendment to the Certificate to increase the number of authorized shares of Common Stock to 50,000,000 shares.

     The proposed increase in the number of authorized shares has been deemed advisable by the Board of Directors in order to provide additional authorized but unissued shares for issuance from time-to-time for such proper corporate purposes as may be determined by the Board, without further action or authorization by the stockholders. Such corporate purposes might include the raising of additional capital through the issuance of stock, the acquisition of other companies, or the declaration of stock splits and/or stock dividends. Although the Company from time to time considers possible financing transactions and acquisitions involving the issuance of stock, it is not presently engaged in negotiations concerning any transaction involving the issuance of additional shares.

     On June 13, 1997, there were issued and outstanding 9,191,159 shares of Common Stock. In addition, a total of 1,657,292 shares were reserved for issuance pursuant to the 1995 Stock Bonus Plan, 173,358 shares were reserved for issuance pursuant to the Company's Stock Option Plan, 14,400 shares were reserved for issuance pursuant to the 1990 Stock Option Plan for Outside Directors, 50,000 shares were reserved for issuance pursuant to the 1995 Stock Option Plan for Non-Officer Directors and 500,000 shares were reserved for issuance pursuant to the 1995 Key Employees Stock Option Plan.

     The proposed increase in the number of authorized shares of Common Stock will not change the rights of holders of presently outstanding shares of Common Stock. The newly authorized shares will have the same rights as presently outstanding shares. Present stockholders of the Company would not have any preemptive rights to purchase a portion of the newly authorized shares.

     The increase in authorized but unissued shares may have an incidental anti-takeover effect in that additional shares could be used to dilute the stock ownership of persons seeking to obtain control of the Company. The resulting effect may be to render more difficult or to discourage the possibility of certain mergers, tenders offers or proxy contests.

     If the proposed amendment is approved, all or any part of the authorized by unissued shares may thereafter be issued without further approval from the stockholders, except as required by law or the policies of the New York Stock Exchange, for such purposes and on such terms as the Board of Directors may determine. The Company is not presently subject to any law or stock exchange policy which would require further stockholder approval prior to the issuance of Common Stock, except in limited situations involving the issuance of a substantial block of stock.

RECOMMENDATION; REQUIRED VOTE

     The Board of Directors recommends a vote FOR the proposal. The persons named in the accompanying Proxy or their substitutes will vote such Proxy for this proposal unless it is marked to the contrary. A favorable vote of shares representing a majority of the total number of shares of Common Stock of the Company issued and outstanding as of the record date is required to approve and adopt the amendment to the Company's Certificate of Incorporation.

                    APPROVAL AND ADOPTION OF AN AMENDMENT TO
                      THE COMPANY'S 1995 STOCK BONUS PLAN

     At the Annual Meeting, stockholders will be asked to approve and adopt the First Amendment (the "Amendment") to the Company's 1995 Stock Bonus Plan (the "Stock Bonus Plan" or the "Plan"). The Amendment would reduce the number of shares of Common Stock (the "Shares") that may be awarded to certain employees of the Company under the Stock Bonus Plan in order to allow the Company to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and thereby deduct from income the amount of compensation paid to its highly compensated executives.

BACKGROUND

     Section 162(m) of the Code disallows a publicly held corporation's deduction for compensation in excess of $1 million (per taxable year) paid to the corporation's chief executive officer and other four most highly compensated executives (each a "Covered Employee") unless certain exceptions are satisfied. The Company has complied with Section 162(m), and thereby benefits from the deduction for compensation to its highly paid executives, by requiring its affected executives to defer receipt of compensation in excess of $1 million. On May 7, 1997, the Board of Directors unanimously approved and adopted, subject to stockholder approval, an amendment to the Stock Bonus Plan that reduces the number of Shares that may be awarded to a Covered Employee to an amount which ensures that a Covered Employee's compensation, including any Shares awarded under the Plan, does not exceed the $1 million deduction limitation set forth under Section 162(m) of the Code. Such executive's account under the Company's Deferred Compensation Plan is credited with an amount equal to the Adjusted Purchase Price (as defined below) of that number of Shares by which his or her award was reduced. Additionally, upon the termination of the three (3) year restriction placed on certain of the Shares awarded under the Plan, the Amendment would also permit the forfeiture to the Company of that number of Shares that would cause a Covered Employee to exceed the $1 million deduction limit and the subsequent credit of an amount equal to the value of the forfeited Shares to the Covered Employee's account under the Company's Deferred Compensation Plan. The affirmative vote of a majority of the shares of the Company's Common Stock represented in person or by proxy is required for approval of the Amendment.

     The following is a summary of the principal provisions of the Stock Bonus Plan and the Amendment and is qualified in its entirety by reference to the Amendment and the Plan. A copy of the Amendment is attached hereto as Appendix
B. A copy of the Plan is available upon written request to the Secretary of the Company.

PURPOSE OF THE PLAN AND AMENDMENT

     The purpose of the Plan is to further the growth, success and interest of the Company, McDonald Securities and the stockholders of the Company by requiring certain Covered Employees of McDonald Securities who participate in the Company's bonus programs to receive a portion of their annual incentive bonuses in Shares under the terms and conditions of and in accordance with the Plan, thereby increasing their direct involvement in the future success of the Company. The purpose of the Amendment is to allow the Company and its stockholders to continue to benefit from the deduction of compensation paid from taxable income while continuing to provide performance incentives to the Covered Employees.

ADMINISTRATION OF THE PLAN

     The Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee is composed of no fewer than three members of the Board of Directors of the Company who are designated by the Board of Directors. Each member of the Committee must be a "non-employee director" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and any successor to such rule as may be in effect from time to time.

     The Committee is authorized to (i) construe and interpret the Plan; and
(ii) to issue such rules and interpretations as, in its judgment, are necessary in order to administer the Plan effectively.

EMPLOYEES ELIGIBLE FOR THE PLAN

     Any employee of McDonald Securities is eligible to participate in the Plan if the individual has been awarded a bonus under McDonald Securities' Incentive Compensation Program or its Sales and Sales Management Programs. An individual who may be eligible to participate in the Plan may elect not to participate in the Plan if the individual delivers a written election not to participate and provides written evidence that he or she satisfies any of the following conditions:

          (a) the individual has attained age fifty-seven (57) on the first day of the relevant plan year; or

          (b) the individual is not a Senior Managing Director, Executive Managing Director, President, Chief Executive Officer or Chairman of the Board and owns at least the following number of Shares on the first day of the relevant plan year:

                (i) 10,000 Shares if the individual is awarded a Sales Bonus;
          or

                (ii) 25,000 Shares if the individual is awarded an Incentive Bonus.

     The term "Incentive Bonus" means a bonus paid to an employee under the Company's Incentive Compensation Program. The term "Sales Bonus" means a bonus paid to an employee under the Company's Sales and Sales Management Compensation Programs.

SHARES SUBJECT TO THE AMENDED PLAN

     The Plan authorizes the Company to issue stock bonuses with respect to an aggregate of 2,000,000 Shares. As of June 13, 1997, an aggregate of 342,708 Shares have been awarded as bonuses under the Plan.

     The Shares awarded under the Plan are shares of Common Stock, par value $1.00 per share, of the Company. Either authorized and unissued Shares or Shares re-acquired by the Company may be made available for re-offering under the Plan. In the event that the outstanding Shares of the Company should be changed by reason of stock splits or dividends, then the number of Shares issued under the Plan may be appropriately adjusted by the Committee to reflect such change.

AWARD OF SHARES

     Incentive Bonuses. The number of Shares awarded to a participant is determined by dividing the stock portion of a participant's Incentive Bonus by the Adjusted Purchase Price (as defined below) of one Share. The stock portion of a participant's Incentive Bonus is calculated as a specific percentage of the individual's bonus determined on the basis of a graduated scale formula that is approved by the Committee and appended to the Plan. A participant's Incentive Bonus may not be aggregated with any other Incentive Bonus awarded during the fiscal year for the purpose of determining the stock portion of the Incentive Bonus. The Committee may adopt as many different formulas as it deems necessary for each class of employees who receive Incentive Bonuses. The Company typically pays Incentive Bonuses in December and June.

     Sales Bonuses. The number of Shares awarded to a participant entitled to a Sales Bonus is determined on the same basis as for Incentive Bonuses except that a different graduated percentage scale formula, approved by the Committee and appended to the Plan, is used which varies depending on the specific service provided by the individual to the Company. As with the Incentive Bonuses, the Committee may adopt as many different formulas as it deems necessary for each class of employees who receive a qualifying bonus.

     The Adjusted Purchase Price of one Share will be determined by calculating the average closing price of one Share for the five (5) trading days ending on the last day of the month immediately preceding the month during which payment of the Incentive Bonus or Sales Bonus is actually made, and multiplying such average price by either (a) ninety-five percent (95%) if the employee elects to receive Shares that are restricted from sale for two years or (b) eighty-five percent (85%) if the employee elects to receive Shares that are subject to complete forfeiture for three years. No fractional shares will be awarded under the Plan. In the event that a participant is entitled to a fractional share, such participant shall be entitled to round up such fractional amount to the next larger whole share.

LIMITATIONS ON TRANSFER

     Under the terms of the Stock Bonus Plan, an employee must elect to receive the stock portion of his or her bonus subject to one of two forms of restrictions on transfer. The employee may elect to receive Shares valued at ninety-five percent (95%) of fair market value, in which case the Shares awarded thereunder may not be sold, transferred or otherwise disposed of, or pledged, until the earliest of (i) the second anniversary of the June 1st immediately following the end of the plan year for which such Shares were awarded; (ii) a change in control that occurs with respect to the Company or (iii) the termination of the Plan. The foregoing restrictions on transfer will not apply if a participant's employment with the Company terminates by reason of death or total disability prior to the earliest of the events set forth in clauses (i) through (iii) above.

     Alternatively, an employee may elect to receive Shares valued at eighty-five percent (85%) of fair market value. Shares awarded under such an election will be subject to forfeiture to the Company for a three (3) year period. The three (3) year forfeiture restriction will not apply if a participant's employment is terminated by reason of death or total disability prior to the earliest of (i) the second anniversary of the June 1st immediately following the end of the plan year for which such Shares were awarded; (ii) a change in control that occurs with respect to the Company or (iii) the termination of the Plan.

     If the Amendment is adopted, the stock portion of the bonus to a Covered Employee will be automatically reduced by that number of Shares necessary to permit the total compensation paid to such Covered Employee to be deductible by the Company after taking into account Section 162(m) of the Code. The number of Shares by which the stock portion of the Covered Employee's bonus is reduced will thereupon be immediately liquidated to a value equal to the Adjusted Purchase Price of such amount of Shares. The Covered Employee's account under the Company's Deferred Compensation Plan will then be credited with an amount equal to such Adjusted Purchase Price. When the Adjusted Purchase Price of the number of Shares by which the Covered Employee's bonus is reduced is transferred to the Covered Employee's account under the Company's Deferred Compensation Plan, it will be deferred compensation and will not be included in the compensation calculation for purposes of Section 162(m) until the deferred amounts are actually paid to the Covered Employee at a later date.

     Additionally, the Amendment will also permit a Covered Employee who has previously elected to take Shares subject to a three-year forfeiture restriction and who has not elected, under Section 83(b) of the Code, to be taxed on the value of those Shares, to forfeit such number of Shares necessary so that the compensation amount attributable to the remaining Shares that would otherwise become unrestricted at the end of the three (3) year restriction period will not be non-deductible by the Company under Section 162(m) at that time. The Amendment will then permit the Covered Employee to receive a per Share credit to his or her account under the Company's Deferred Compensation Plan equal to the average closing price of a Share for the five (5) trading day period ending on the May 31 prior to the June 1 cessation of the three-year restriction period. Upon transfer to the Covered Employee's account under the Company's Deferred Compensation Plan, the value of the forfeited Shares will be deemed deferred compensation and will not be included in the compensation calculation for purposes of Section 162(m) until the deferred amounts are actually paid to the Covered Employee at a later date.

     If approved by the stockholders, the Amendment would improve the ability of the Company to tie the performance of its employees with the long-term performance of the Company while enabling the Company to grant bonuses within the deductibility limit of Section 162(m).

TERMINATION OF THE PLAN

     The Plan will terminate on June 30, 2001 or such earlier date as may be determined by the Board of Directors of the Company. Notwithstanding the foregoing, the Committee's right to award any Shares shall terminate after the last award of Shares with respect to the plan year ending in 1998.

FEDERAL INCOME TAX CONSEQUENCES

     If a participant in the Plan elects to receive Shares which will be restricted from sale for two years, the participant will be taxed on the value of the Shares issued pursuant thereto on the date of the award of such Shares. The participant will recognize as income the full fair market value of the Shares at ordinary income tax rates in effect at the time.

     If a participant in the Plan elects to receive Shares which will be subject to a risk of forfeiture for three years, the participant will be taxed on the value of the Shares issued pursuant thereto on the date the forfeiture provisions lapse, unless a participant makes an election to be taxed on the value of the Shares on the date of the award of such Shares. The participant will recognize as income the full fair market value of the Shares at ordinary income tax rates in effect when he or she is taxed on the value of the Shares.

     If a participant receives a credit to his or her account under the Deferred Compensation Plan, the participant will recognize as income the amount paid to him at ordinary income tax rates in effect at that time.

     Subject to the restrictions of Section 162(m) as explained above, the Company is entitled to a deduction of the fair market value of the Shares or the amount paid from the Deferred Compensation Plan at the time the participant recognizes income on such Shares or amount.

RECOMMENDATION; REQUIRED VOTE

     The Board of Directors recommends a vote FOR the proposal. The persons named in the accompanying Proxy or their substitutes will vote such proxy for this proposal unless it is marked to the contrary. A favorable vote of a majority of the outstanding shares of Common Stock on the record date is required for the adoption of the proposal.

                                 OTHER MATTERS

     The Board of Directors is not aware of any matter to come before the Annual Meeting other than those set forth in the Notice of Annual Meeting of Stockholders. If other matters, however, properly come before the Annual Meeting, it is the intention of the persons named in the accompanying Proxy to vote in accordance with their best judgment on such matters insofar as the Proxies are not limited to the contrary.

     A representative of the firm of Ernst & Young LLP, the Company's independent auditors, will be present at the Annual Meeting and will have an opportunity to make a statement if so desired and to respond to appropriate questions from stockholders.

DATE TO SUBMIT STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Any stockholder who wishes to submit a proposal for inclusion in the proxy materials to be distributed by the Company in connection with its Annual Meeting of Stockholders to be held in 1997 must do so no later than February 26, 1998. To be eligible for inclusion in the 1998 proxy materials of the Company, proposals must conform to the requirements set forth in Regulation 14A under the Exchange Act.

     Upon the receipt of a written request from any stockholder, the Company will mail, at no charge to the stockholder, a copy of the Company's Annual Report on Form 10-K, including the financial statements and schedules required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Exchange Act, for the Company's most recent fiscal year. Written requests for such Report should be directed to:

                          Mr. Robert T. Clutterbuck
                          Treasurer
                          McDonald & Company Investments, Inc.
                          McDonald Investment Center
                          800 Superior Avenue
                          Cleveland, Ohio 44114

     You are urged to sign and return your Proxy promptly in the enclosed return envelope to make certain your shares will be voted at the Annual Meeting.

                                            By order of the Board of Directors


                                            THOMAS F. MCKEE
                                            Secretary
June 26, 1997

                                                                      APPENDIX A

                        PROPOSED AMENDMENT TO ARTICLE IV
                      OF THE CERTIFICATE OF INCORPORATION
                    OF MCDONALD & COMPANY INVESTMENTS, INC.

     That Article IV of the Certificate of Incorporation be amended by deleting the first full sentence in its entirety and substituting in lieu thereof the following:

    "The total authorized capital stock of the Corporation consists of fifty million two hundred thousand (50,200,000) shares, of which number two hundred thousand (200,000) are shares of Preferred Stock, without par value ("Preferred Stock"), and fifty million (50,000,000) are shares of Common Stock, par value $1.00 per share ("Common Stock")."

                                                                      APPENDIX B

                             FIRST AMENDMENT TO THE
                      MCDONALD & COMPANY INVESTMENTS, INC.
                             1995 STOCK BONUS PLAN

     WHEREAS, McDONALD & COMPANY INVESTMENTS, INC. (the "Parent Corporation") adopted the McDONALD & COMPANY INVESTMENTS, INC. 1995 STOCK BONUS PLAN (the "Plan") effective April 1, 1995; and

     WHEREAS, pursuant to Section 9.1 of the Plan, the Board of Directors of the Parent Corporation has the right to amend the Plan; and

     WHEREAS, the Board of Directors of the Parent Corporation desires to amend the Plan to adopt certain coordination provisions with the McDonald & Company Securities, Inc. Deferred Compensation Plan to facilitate compliance with
Section 162(m) of the Internal Revenue Code;

     NOW, THEREFORE, the Plan is hereby amended effective March 30, 1996 as set forth below; provided, however, that this Amendment shall be of no force or effect if it is not approved by the shareholders of the Parent Corporation:

     The Plan is hereby amended by the addition of a new Article 13 at the end thereof to read as follows:

     "13. COORDINATION WITH DEFERRED COMPENSATION PLAN.

          13.1 Notwithstanding anything in this Plan to the contrary, the Shares awarded or held by a participant who is a covered employee under Section 162(m) of the Internal Revenue Code ("Section 162(m)") shall be subject to the following provisions:

        (a) in the event that an award of Shares to such a participant would result in the receipt of an amount of compensation in excess of the amount that may be deducted under Section 162(m), then the following actions shall be taken:

           (i) the number of Shares that would otherwise be awarded to such a participant hereunder shall be reduced by the number of Shares necessary so that the compensation amount attributable to the remaining Shares awarded to the participant hereunder will be deductible by the Corporation after taking into account Section 162(m); and

           (ii) an amount equal to the Adjusted Purchase Price of the total number of Shares that are not awarded to the participant pursuant to subparagraph (i) above shall be credited to the account of such participant under the terms of the Amended and Restated McDonald & Company Securities, Inc. Deferred Compensation Plan ("Deferred Compensation Plan"); and

        (b) in the event that such a participant has previously received an award of Shares that are subject to the restrictions set forth in
            Section 6.2 above, such a participant has not made an election under
            Section 83(b) of the Internal Revenue Code and the lapse of such restrictions will result in the receipt of an amount of compensation in excess of the amount that may be deducted under Section 162(m), such participant may make an election to forfeit such number of Shares necessary so that the compensation amount attributable to the remaining Shares that will become unrestricted on the next immediate June 1 will be deductible by the Corporation after taking into account Section 162(m) and to receive as a credit to his account under the Deferred Compensation Plan an amount equal to (i) multiplied by (ii) where:

           (i) equals the average closing price of one Share for the five (5) trading day period ending on the May 31 immediately prior to such June 1; and

           (ii) equals the number of Shares that the participant has elected to forfeit pursuant to this paragraph (b).

           The participant may make such an election only during the period commencing May 1 and ending May 21 which immediately precedes the June 1 on which the restrictions for such Shares lapse pursuant to
           Section 6.2 above. Such election shall be made on such form and be subject to such further requirements as determined by the Company in its sole discretion."

                      MCDONALD & COMPANY INVESTMENTS, INC.
                                     PROXY
                ANNUAL MEETING OF STOCKHOLDERS -- JULY 30, 1997
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby (i) appoints WILLIAM B. SUMMERS, JR. and ROBERT T. CLUTTERBUCK, and each of them, as Proxy holders and attorneys, with full power of substitution, to appear and vote all of the shares of Common Stock of McDonald & Company Investments, Inc. which the undersigned shall be entitled to vote at the Annual Meeting of Stockholders of the Company, to be held at the McDonald Investment Center Auditorium, 20th Floor, McDonald Investment Center, 800 Superior Avenue, Cleveland, Ohio, on Wednesday, July 30, 1997, at 9:30 A.M.
(EDT), and at any adjournments thereof, hereby revoking any and all proxies heretofore given, and (ii) authorizes and directs said Proxy holders to vote all of the shares of Common Stock of the Company represented by this Proxy as follows, WITH THE UNDERSTANDING THAT IF NO DIRECTIONS ARE GIVEN BELOW, SAID SHARES WILL BE VOTED "FOR" THE ELECTION OF THE THREE DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS, "FOR" THE PROPOSAL TO APPROVE AND ADOPT AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY'S COMMON STOCK FROM 15,000,000 TO 50,000,000 AND "FOR" THE PROPOSAL TO APPROVE AND ADOPT AN AMENDMENT TO THE COMPANY'S 1995 STOCK BONUS PLAN.

    (1) ELECTION OF DIRECTORS

         [ ] FOR all nominees listed                                           [ ] WITHHOLD AUTHORITY
           (except as marked to the contrary below)                              to vote for all nominees listed

         THOMAS M. O'DONNELL, DONALD E. WESTON and EDWARD FRUCHTENBAUM

    (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the following line)

     ---------------------------------------------------------------------------
                                      (Continued and to be signed on other side)


================================================================================

PROXY NO.                                                                 SHARES
                      (Proxy -- continued from other side)

    (2) PROPOSAL to approve and adopt an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 15,000,000 to 50,000,000.

         [ ]  FOR the Proposal  [ ]  AGAINST the Proposal  [ ]  ABSTAIN

    (3) PROPOSAL to approve and adopt an amendment to the Company's 1995 Stock Bonus Plan.
         [ ]  FOR the Proposal  [ ]  AGAINST the Proposal  [ ]  ABSTAIN

    (4) In their discretion to act on any other matter or matters which may properly come before the Annual Meeting.

                                                   Please date, sign and return
                                                   promptly in the accompanying
                                                   envelope.

                                                   Dated:................ , 1997

                                                   .............................

                                                   Your signature to this Proxy
                                                   form should be exactly the
                                                   same as the name imprinted
                                                   hereon. Persons signing as
                                                   executors, administrators,
                                                   trustees or in similar
                                                   capacities should so
                                                   indicate. For joint accounts,
                                                   the name of each joint owner
                                                   must be signed.

 THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE NOMINEES AND THE PROPOSALS
                                  LISTED ABOVE